Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Releases Fiscal 2006 Fourth Quarter Results
(Jackson, Michigan) September 1, 2006 -BDO Seidman LLP, auditors for Electronic Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA), have substantially completed their audit for the fiscal year ended June 30, 2006.
Net sales for the fourth quarter of fiscal 2006 were $50,503,000 versus $45,881,000 last year. Sales for the year ended June 30, 2006, totaled $170,805,000, an increase of $3,648,000 (2%) from fiscal 2005. Government sales in fiscal 2006 increased from the prior year, primarily due to increased availability of the sonobuoy test range and accepted lots. Industrial sales, which include gaming, improved significantly. This is reflective of continued strong sales to existing customers. Sales in the aerospace market decreased during fiscal 2006 from the prior year, due principally to experiencing strong sales of collision avoidance systems in fiscal 2005, which level of sales were not expected to continue into fiscal 2006. We expect aerospace sales to expand in fiscal 2007. Medical sales improved from the prior year, primarily due to new program start-ups. The Company’s new acquisition, Astro Instrumentation, Inc., operates principally in the medical device market. We expect sales in the medical markets will expand as a result of this acquisition. At June 30, 2006 and 2005, the aggregate government funded EMS backlog was approximately $41 million and $42 million, respectively. A majority of the June 30, 2006, backlog is expected to be realized in the next 12-15 months.
The majority of the Company’s sales come from a small number of customers. Sales to our six largest customers, including government sales, accounted for approximately 77% of net sales in both fiscal 2006 and 2005. Four of the customers, including government, were the same both years. One customer accounted for 20% and 13% of our sales in fiscal 2006 and 2005, respectively. Additionally, one other customer, with several facilities, provided 19% and 28% of our sales for the years ended June 30, 2006 and 2005, respectively.
The gross profit percentage for the fourth quarter was 7.8%, down from 10.6% for the same period last year. The gross profit percentage of 8.2% was reported for the fiscal year ended June 30, 2006, compared to 10.8% for the fiscal year ended June 30, 2005. The results of Astro for the one month period ended June 30, 2006, did not have a significant impact on the Company’s fiscal 2006 results. Gross profit variations from period to period can be affected by a number of factors, including product mix, production efficiencies, capacity utilization, and new product introduction, all of which impacted fiscal 2006 performance. Reflected in gross profit for the year ended June 30, 2006, were charges of $1,789,000 resulting from changes in estimates, primarily related to certain sonobuoy programs. Of these charges, $903,000 were incurred in the fourth quarter. These programs are now expected to be loss contracts and the Company has recognized the entire estimated losses as of June 30, 2006. While some of these programs were completed and shipped by June 30 of this fiscal year, there is a backlog of $5.5 million which will be completed and shipped during fiscal 2007. These $5.5 million of sales will reflect no profit margin upon their sale due to their loss position. In addition, the prior year’s gross profit benefited by the inclusion of delayed government sales of $4.7 million. These sales carried a higher than usual margin, contributing $1.7 million in the first quarter of fiscal 2005, which sales the Company was unable to match in fiscal 2006. The current year’s reduced gross profit also includes several medical programs, which are operating at a loss or breakeven position due to their current status in the start-up phase. Two of these programs had negative margins which, for the year ended June 30, 2006, totaled $585,000, $269,000 of which occurred during the fourth quarter. The issues related to these losses are being addressed. Finally, discussions and resolution with a customer regarding the recovery of past material component costs, $183,000 of which were previously deferred in fiscal 2005, were not completed during the period and as a result, $378,000 was charged to expense during the year ended June 30, 2006. The Company is continuing its efforts to resolve this issue with the customer and fully recover these costs.
Selling and administrative expenses in fiscal 2006 included approximately $524,000 of litigation expenses. In addition, beginning in fiscal 2006, the Company was required to expense the vested portion of the fair value of stock options. Share-based compensation expense recorded for the year ended June 30, 2006, totaled $344,000, approximately 84% of which, or $290,000, is included in selling and administrative expenses. Additional costs are also being incurred as a result of compliance activity due to increased SEC and other regulatory requirements. These compliance costs have increased in several areas, both internally and externally. In addition to increased audit fees and other costs, the Company has outsourced some of the new compliance efforts to a consulting firm, resulting in additional costs of $272,000 during the year ended June 30, 2006. The remainder of the increase in selling and administrative expenses relates to minor and expected increases in various categories, such as wages, employee benefits, insurance, and other items.
Operating income also includes charges related to the New Mexico environmental remediation effort, principally legal fees, of $65,000 in fiscal 2006 and $424,000 in fiscal 2005. In addition, fiscal 2005 includes $5,455,000 (pre-tax) of income related to the Company’s settlement with previous insurance carriers, which reflects a recovery of a portion of past costs the Company incurred in its investigation and site remediation of its Coors Road facility.
Interest expense of $98,000 in fiscal 2006 was a result of the debt incurred and acquired in the acquisition of Astro. Other income in fiscal 2006 and 2005 includes $586,000 and $228,000, respectively, of net translation and transaction gains.
Net income for the fourth quarter of fiscal 2006 was $468,000 ($.05 per share basic and diluted) compared to $4,938,000 ($.54 per share basic and $.53 per share diluted) last year. For the fiscal year, after provision for applicable income taxes, the Company reported net income of $98,000 ($0.01 per share, basic and diluted) in fiscal 2006, compared to net income of $8,112,000 ($0.88 per share; $0.87 diluted) in fiscal 2005. Fiscal 2005 results include pre-tax income of $5,455,000 related to the EPA settlement. In the first quarter of fiscal 2006, a $0.10 per share cash dividend, totaling approximately $889,000, was paid to shareowners on October 5, 2005. In October 2005, the Company declared a 5% stock dividend. This dividend was distributed January 13, 2006, to shareowners of record on December 21, 2005. At June 30, 2006, the Company had $96,850,000 in shareowners’ equity ($10.31 per share), $68,197,000 in working capital, and a 3.17:1.00 working capital ratio. The Company had total outstanding debt of $19.8 million and our cash and cash equivalents plus investment securities totaled $23.5 million.
The Company’s previously announced $4,000,000 stock repurchase program is expected to utilize a portion of the Company’s investments. Through June 30, 2006, approximately 39,000 shares have been repurchased, at a cost of approximately $363,000. These repurchased shares have been retired.
The Company currently has an unused formal line of credit totaling $20 million and a bank loan totaling $10 million. In addition, there are notes payable totaling $7.5 million outstanding to the former owners of Astro. The Company signed a membership purchase agreement and completed the acquisition of Astro on May 31, 2006. Astro’s sales volume for the year ended December 31, 2005, was approximately $34 million. The purchase price was approximately $26.15 million, plus the extinguishment by Sparton at closing of $4.22 million in seller credit facilities and the assumption of $2.32 million in bonded debt. The purchase price was funded using a combination of cash, $10 million in bank debt, and $7.5 million in notes payable to Astro’s previous owners (sellers). Additional contingent consideration may be paid to the sellers over the four years based on 20% of Astro’s earnings before interest, depreciation, and taxes as defined, and if paid will be added to goodwill. Under the terms of the purchase agreement, the prior owners entered into non-competition agreements with the Company. Astro is an EMS provider that designs and manufactures a variety of specialized medical products, generally involving high-quality medical laboratory test equipment. Astro operates from a 40,000 square foot facility in an industrial park. A 20,000 square foot addition to the facility is now under construction. As of June 30, 2006, construction in progress includes approximately $300,000 towards the construction of Astro’s new addition. Total cost for this expanded production space is anticipated to be $1.7 million. Sparton operates the business as a wholly-owned subsidiary at its present location and with the current operating management and staff.
The Board of Directors has scheduled Wednesday, October 25, 2006, as the date for the Sparton Annual Shareowners’ Meeting. The meeting will be held in Strongsville, Ohio starting at 10:00 AM. Sparton expects to mail the annual report to shareowners in late September.

Quarter ending June 30:	2006	2005

Net sales	$50,503,000	$45,881,000

Gross profit	$3,923,000	$4,843,000

Net income	$468,000	$4,938,000

Basic income per common share	$.05	$.54

Diluted income per common share	$.05	$.53

Year ending June 30:	2006	2005

Net sales	$170,805,000	$167,157,000

Gross profit	$14,052,000	$18,109,000

Net income	$98,000	$8,112,000

Basic income per common share	$.01	$.88

Diluted income per common share	$.01	$.87

Notes:
(1)	Basic earnings per share are computed using the weighted average number of shares outstanding as follows — for the quarters ended June 30, 2006 and 2005, 9,396,026 and 9,266,731, respectively; for the years ended June 30, 2006 and 2005, 9,339,142 and 9,229,841, respectively.
(2)	Per share income reflects the effect of the 5% stock dividends declared in November 2004 and October 2005.
(3)	The financial results for the fourth quarter and year ended June 30, 2005, include the positive impact ($5,455,000 — pretax) of the settlement with an insurer with respect to costs associated with the Coors Road remediation effort in Albuquerque, New Mexico.
The news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “should”, “expectation”, and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-K for the year ended June 30, 2006, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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